UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

The Victory Portfolios
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Munder Funds Level I Script (CONFIRM RECEIPT OF PROXY MATERIAL)

Good (morning, afternoon, evening), my name is (AGENT’S FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Re-Greet If Necessary)

I am calling on behalf of your current investment with Munder Funds.

You were recently sent proxy materials for the Special Meeting of Shareholders scheduled to take place on September 9, 2014. Have you received this information?

(Pause for response)

If “Yes” or positive response:

If you’re not able to attend the meeting, I can record your voting instructions by phone. You do have the option of voting in any manner, however, your Board of Trustees is recommending a vote “In Favor” of the proposal.

If “No” or negative response:

I would be happy to review the meeting agenda with you and record your vote by phone. Before I review the proposal with you, please be informed that although you do have the option of voting in any manner your Board of Trustees is recommending a vote “In Favor” of the proposal and you may follow their recommendation at this time.

Would you like to vote along with the Board’s Recommendation?

(Pause For Response)

(Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you hold in the Munder Funds before the meeting takes place, would you like us to vote those accounts in the same manner as well?

(Pause For Response)

*Confirmation — I am recording your (Recap Voting Instructions).

For confirmation purposes:

•                  Please state your full name. (Pause)

•                  According to our records, you reside in (city, state, zip code). (Pause)

•                  To ensure that we have the correct address for the written confirmation, please state your street address. (Pause)

Thank you.  You will receive written confirmation of this vote within 3 to 5 business days.  Upon receipt, please review and retain for your records.  If you should have any questions, please call the toll free number listed on this confirmation.  Mr. /Ms.                       , your vote is important and your time is greatly appreciated.  Thank you and have a good (morning, afternoon, evening.)

What do you mean by vote in any manner?

You may vote “In Favor”, “Against”, or “Abstain”. The Board has recommended a vote “In Favor”. How would you like to vote?

FOR INTERNAL DISTRIBUTION ONLY	Updated 7-29-2014

Munder Funds Level I Alternative Outreach Communications (Start of Campaign Script)

Hello.

This call is regarding your investment with Munder Funds.

You should have recently received or will be receiving proxy materials shortly regarding the Special Meeting of Shareholders scheduled to take place on September 9, 2014.

As you may know, Victory Capital Management has entered into an agreement to acquire Munder. As a result, shareholders are being asked to approve an Agreement and Plan of Reorganization under which each Munder Fund will reorganize into a newly created series of The Victory Portfolios.

For more information about this Transaction or the Reorganization, please press 1 now.

(Pause and listen 2 seconds)

If you have any questions about the Special Meeting or voting your shares, please press 2 now or for more information about your investment with the Munder Funds please press 3 now.

(Pause and listen 2 seconds)

[The recording the shareholder will hear if they opt to press 3]

“As of July 10, 2014 you owned one or more investments in Munder Funds. Please hold for a representative who can provide additional information.”

To repeat this message press 9 or for further assistance press 2 now to speak to a representative. To end this call press 5.

(Pause and listen 2 seconds)

If you received this message on your answering machine you may contact us toll free at 1-800-331-7487 from 9am to 10pm Monday through Friday Eastern Time.

ANSWERING MACHINE Script for AOC

Hello. We are calling on behalf of your investment with Munder Funds. The Special Meeting of Shareholders is scheduled to take place on September 9, 2014 and your vote is needed to ensure that the proposed Reorganizations can proceed.

For more information, please contact us at your earliest convenience at 1-800-331-7487 between the hours of am and 10pm Eastern Time.

Your vote is very important and your time is greatly appreciated. Thank you and have a good day.

FOR INTERNAL DISTRIBUTION ONLY Updated 1-1-14